Exhibit 10.1

Confidential

(Translation)

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (“Agreement”) is made on December 10, 2015 (“Effective Date”), by and between:

SemiLEDs Optoelectronics Co., Ltd., a company duly organized and validly existing under the laws of Taiwan, Republic of China (“R.O.C.”) with an office at 1F, 3F and 4F, No. 11 Ke Jung Road, Chu-Nan Site, Hsinchu Science Park, Miao-Li County 350 Taiwan (“Seller”); and

Formosa Epitaxy Incorporation, a company duly organized and validly existing under the laws of Taiwan, R.O.C. with an office at No. 99, Longyuan 1st Rd., Longtan Science Park, Taoyuan City 325, Taiwan (“Buyer”);

Seller and Buyer are hereinafter referred to jointly as the “Parties” and each as a “Party.”

WHEREAS, Seller owns the building located at No. 11 Ke Jung Road, Chu-Nan Site, Hsinchu Science Park, Miao-Li County 350 Taiwan, R.O.C., with the construction number [ ] and the content and scope thereof being specified in the ownership certificate as shown in Exhibit A (“Building”). The square measure of the Building along with the ancillary facilities and the extended building thereon (collectively, “Ancillary Facilities”, inclusive of the existing extended building as shown in Exhibit B which Seller has yet to obtain the ownership certificate pertaining to it) totals [                                              ] square meters.

WHEREAS, Seller plans to terminate its production business of LED epi and LED chip and change to strategically cooperate with Buyer (and its affiliates) who will supply LED epi and LED chip to Seller. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Building and Ancillary Facilities pursuant to this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable considerations, Seller and Buyer hereby agree as follows:

Article 1    -   Scope of the Assets

The assets to be sold hereunder consist of the Building (the ownership certificate is attached hereto as shown in Exhibit A), Ancillary Facilities (inclusive of the existing extended building as shown in Exhibit B which Seller has yet to obtain the ownership certificate pertaining to it), and the ancillary facilities and the extended building the existing water and electricity facilities affixed to the Building, which are owned by Seller and specified in the floorplan attached hereto as shown in Exhibit C (together with the Building and Ancillary Facilities, “Assets”). The area of the Building shall be based on that recorded in the ownership certificate. Seller shall not be liable for any discrepancy of actual area of the Building and the area as recorded in the ownership certificate.

Article 2    -   Sale and Purchase of the Assets

2.1                    Seller agrees to sell and transfer to Buyer and Buyer agrees to purchase from Seller, at Closing, all of Seller’s right and interest in and title to the Assets in accordance with the terms and conditions of this Agreement.

2.2                    The date of completion of transfer of title of the Building (“Title Transfer Date”). Seller shall make warranties of whatever kind as to title, defects or otherwise associated with the Assets, whether statutory or implied. Further, Seller provides, whether statutory, express or implied, representations and warranties of the conditions and the particular fitness for Buyer’s purpose of purchase and future use of the Assets. Any disputes arise from defects warranties for the Assets shall be governed by Civil Code and other applicable laws.

2.3                    Within two (2) years following the Effective Date, if this Agreement has not been terminated pursuant to Article 9 by either Seller or Buyer, the Parties shall jointly file an application with Hsinchu Science Park Bureau, Ministry of Science and Technology (“SIPA”) for the approval on transfer of the Premises (“SIPA Transfer Approval”). Within three (3) business days following the SIPA Transfer Approval is granted and on the condition that Buyer fulfills its payment obligation under Article 3, Seller shall deliver and execute all the necessary title transfer documents to the land agent appointed by Seller (“Land Agent”) to process the registration of title transfer of the Building, who shall act for both of the Parties for the completion of the building deed tax declarations and the subsequent procedures for the registration of the title transfer of the Building to Buyer.

2.4                    Subject to the terms and conditions set forth in this Agreement, at Title Transfer Date, Buyer shall assume and shall pay, perform, satisfy and discharge when due all liabilities arising out of or related to the ownership, operation and use of all the Assets (“Assumed Liabilities”) as well as the rights and obligations under the SPC Lease Agreement (as defined in Article 6.1 hereunder).

Article 3                                  -   Purchase Price and Payment

3.1                    The price for the transfer of the Assets payable by Buyer to Seller (“Purchase Price”) shall be in the sum of US$5.2 million (exclusive of sales tax, which shall be borne by Buyer, if any). Buyer may choose to make the payment of the Purchase Price in either U.S. dollar or New Taiwan dollar. If Buyer chooses to make the payment in New Taiwan dollar, it shall notify Seller at least one day before each payment day, and the exchange rate shall be the arithmetic average of the closing price of buying and selling of the USD/NTD spot rates announced by Bank of Taiwan on the date prior to the notice day.

3.2                    The Parties agree to pay the Purchase Price in three installments pursuant to the following payment schedule:

(1)                      First Installment: Buyer shall make the payment of US$ 3 million to Seller after the Effective Date of the Agreement and prior to December 10, 2010, and after Seller creates a second ranking mortgage of US$ 5.2 million on the Assets in favor of Buyer. Seller shall cooperate with Buyer to register the second ranking mortgage and be responsible for all relevant fees.

(2)                      Second Installment: Buyer shall make the payment of US$ 1 million on December 31, 2016 after the Effective Date of this Agreement.

(3)                      Third Installment: Seller shall cooperate to cancel the registrations of all the mortgages in favor of the creditors of Seller (including, without limitations, E. Sun Bank) on the date (i.e., December 31, 2017) Buyer pays the balance of US$1.2 million.

3.3                    Buyer shall make full payment of Purchase Price and sales tax to Seller on time as scheduled pursuant to Article 3.2 to the bank account designated as specified below:

Mega International Commercial Bank

Zhunan Science Park Branch

Account name: SemiLEDs Optoelectronics Co. Ltd. Address:

3F, No. 11, Ke Jung Rd.,

Chu-Nan Site Hsinchu Science Park Chu-Nan 350, Miao-Li County Taiwan, R.O.C.

Tel: +886-37-586788

Account No.: [                      ]

3.4                    Seller shall issue government uniform invoices (GUI) to Buyer for the Purchase Price upon receipt of the Purchase Price.

3.5                    When applying for SIPA Transfer Approval and making relevant taxes and fees, the transfer price to be filed with competent authorities shall be calculated in New Taiwan dollar. The exchange rate shall be otherwise determined by the Parties, but such transfer price to be filed with competent authorities shall not affect the actual amount of the Purchase Price. The Parties shall negotiate in good faith an amended price for the Building without changing the Purchase Price in the event that the SIPA instructs an adjustment to the purchase price of the Building during its review of the SIPA Transfer Approval.

Article 4                                  -   Delivery

The transfer and delivery of the Assets of this Agreement (“Closing”) shall occur on the date that parties agree after the Title Transfer Date pursuant to Article 2.2 and 2.3; provided, however, that the lease area specified in the SPC Lease Agreement (as defined in Article 6.1) will not be physically delivered to Buyer at the Closing. Seller has the right to continue the use of the Assets without any rents or fees during the period from the Title Transfer Date to the date of Closing, provided that Seller shall be responsible for the expenses of water, electricity and gas incurred by Seller during such period. The Parties shall execute and deliver documents, endorsements, assignments and other instruments of transfer and conveyance, and take such other actions, as may be necessary under all applicable laws to effect the transfer of the Assets.

Article 5                                  -   Representations and Warranties

5.1                    Each Party represents and warrants that as of the Effective Date and Title Transfer Date it has full powers and authorizations by all corporate actions to enter into this Agreement and perform its rights and obligations hereunder; the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate and shareholder action in accordance with applicable laws and it’s organizational documents. Each Party further represents and warrants that this Agreement has been duly executed and delivered by the duly authorized person and this Agreement constitutes a valid and binding obligation of it and enforceable against it in accordance with the terms and conditions hereunder.

5.2                    Seller represents and warrants to Buyer that as of the Effective Date and Title Transfer Date, it holds the ownership of the Assets and warrants that it has the right, with full powers, to sell and transfer the Assets (except for the restrictions imposed by the mortgagee of the Building under the law and the contract) and to collect the proceeds therefrom; provided, however, that nothing in this sentence with respect to the Assets shall be deemed or construed to be a representation or warranty regarding any intellectual property rights.

Article 6                                  -   Covenants

6.1                    As soon as practically possible but in no event later than the Title Transfer Date, Buyer shall enter into a lease agreement (“SPC Lease Agreement”) with Success Prime Corporation (“SPC”), with the same terms and conditions under the lease agreement entered into by and between Seller and SPC dated September 17, 2010, as renewed, extended or amended from time to time, which shall be terminated upon the effectiveness of the SPC Lease Agreement. The effective date of the SPC Lease Agreement shall be the Title Transfer Date. After the Effective Date of the Agreement, if Seller enters into a lease agreement with a third party regarding the lease of any part of the Building, on the condition that Buyer’s consent is obtained, Buyer agrees to deal with the matters pursuant to the foregoing provision.

6.2                    After two (2) years following the Effective Date, if this Agreement has not been terminated pursuant to Article 9 by Seller or Buyer, each Party shall use commercially reasonable efforts to file as soon as practicable after the Effective Date, all applications, notices, reports and other documents required to be filed by such Party (including, without limitation, the SIPA Transfer Approval) with any governmental authority with respect to the transactions contemplated hereunder, and to submit promptly any additional information reasonably requested by any such governmental authority.

6.3                    After two (2) years following the Effective Date, if this Agreement has not been terminated pursuant to Article 9 by Seller or Buyer, the Parties shall use commercially reasonable efforts and shall cooperate with each other to obtain as soon as practicable all approvals required under this Agreement, including, without limitation, SIPA approvals on termination of its lease with Buyer, Buyer Lease Agreement and SPC Lease Agreement.

Article 7                                  -   Taxes, Fees and Other Agreements

7.1                    The Parties shall be responsible for taxes, levies and governmental fees arising from or in connection with this Agreement and the transfer of the Assets, including, without limitation to, deed tax, sales tax, stamp tax, customs duty and registration fees respectively pursuant to relevant laws and regulations.

7.2                    Unless otherwise stipulated in this Agreement, Buyer shall be responsible for all taxes (including the house tax) arising from or in connection with the Assets from the Title Transfer Date.

7.3                    The Land Agent for the title transfer shall be appointed by Seller, with the agent fees being borne by Seller.

7.4                    During the term of the lease agreement between Buyer and a third party, the rights of Seller concerning the quota of carbon emission of the Building shall not be affected by the transfer of the Building.

7.5                    Seller shall handle the Assets with due care of a good administrator, and shall insure the Assets with related commercial insurance (including but not limited to fire insurance and earthquake insurance) pursuant to commercial custom or the purpose of this Agreement and designate Buyer as the beneficiary.

Article 8                                  -   Transfer of Risk

From the Title Transfer Date, Buyer shall be solely liable for the risk of loss and damage of the Assets, including but not limited to those resulting from an Act of God, natural disasters or other causes.

Article 9    -   Termination

9.1                    This Agreement shall come into effect from the Effective Date.

9.2                    Within two (2) years following the Effective Date of this Agreement, Seller may choose to keep the ownership of the Assets or to sell the Assets to a third party, provided, that Buyer’s prior consent shall be obtained in the event that the selling price is lower than US$ 5.2 million. Subject to the foregoing provision under this Article, Buyer and Seller may terminate this Agreement by mutual agreement and do not carry out the title transfer. In the event that Seller decides to sell the Assets to a third party subject to the foregoing provision under this Article, within thirty (30) days after Seller notifies the Buyer, Seller shall return to Buyer all of the Purchase Price it has received and all the fees and taxes incurred to Buyer under this Agreement (including but not limited to deed tax, sales tax, stamp duty, customs duty and registration fees), with an interest damage at the rate of 3-month Libor plus 2.25% (annual rate, simple interest) from the respective date Seller receives each installment of Purchase Price to the date of return of Purchase Price.

9.3                    This Agreement may be terminated prior to the Closing:

(a)       at any time by the mutual agreement of the Parties in writing;

(b)       in the event that the approval of competent authorities is not obtained;

(c)        by the non-breaching Party if the other Party materially breaches any provision and fails to perform its obligations hereunder under this Agreement and such breach is not cured within ten (10) days after receipt of the non-breaching Party’s written notice; the non-breaching Party may claim damages against the breaching Party;

(d)       by Buyer in the event that any of the following conditions occurs; in addition, Buyer may terminate this Agreement, and, within thirty (30) days after Seller’s notice to Buyer, Seller shall return to Buyer all of the Purchase Price it has received and all the fees and taxes incurred to Buyer under this Agreement (including but not limited to deed tax, sales tax, stamp duty, customs duty and registration fees), with an interest damages at the rate of 3-month Libor plus 2.25% (annual rate, simple interest) from the respective date when Seller receives each installment of Purchase Price to the date of return of Purchase Price:

(i)                  before the Title Transfer Date, Seller reconstructs, or applies for or is applied for reconstruction; dissolves or resolves to dissolve or is ordered to dissolve; merges or resolves to merge; goes bankrupt, applies for bankruptcy or is adjudicated bankrupt; discontinues its business; is ordered the attachment of its major assets; goes insolvent; or there is sufficient evidence suggesting that any of the foregoing events may occur.

(ii)    the Parties fail to reach a mutual agreement upon the matters related to OEM, technology transfer, and licensing of LED epi and LED chip as specified in Exhibit D before December 31, 2015; or

(iii)   any of the “Change of Control” events occurs to Seller (“Change of Control” shall mean sale of all or substantial all of the assets of the Party; merger or acquisition; acquisition by any person or persons alone or collectively of more 50% of the voting shares of the Party; control by any person or persons alone or collectively of more than half of the voting rights of the board; change of 1/2 or more of the board members of the Party; or any other changes that may result in significant change in the control of the Party.

9.4                    In the event that Seller breaches the provisions under this Agreement relating to title transfer or delivery of the Asset, Buyer may request Seller to rectify within a reasonable period by giving Seller a notice. If Seller fails to rectify within such specified period, in addition to the above-mentioned rights, Buyer may also claim damages against Seller.

Article 10  -   Notice

Except as otherwise expressly provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows; with notice deemed given as indicated or when such delivery is refused: (i) by express mail or other overnight courier, upon written verification of receipt as evidenced by the courier’s delivery record; or (ii) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or to such other address as either Party may specify to the other in writing.

If to Seller:

SemiLEDs Optoelectronics Co., Ltd.

1F, 3F and 4F, No. 11 Ke Jung Road, Chu-Nan Site, Hsinchu Science Park, Miao-Li County 350 Taiwan, R.O.C.

Attention:
Fax:

If to Buyer:

Formosa Epitaxy Incorporation

No. 99, Longyuan 1st Rd., Longtan Science Park, Taoyuan City 325, Taiwan, R.O.C.

Attention:
Fax:

Article 11  -   Confidentiality and Publicity

Neither Seller nor Buyer shall disclose, issue or cause the publication of any press release or other public announcement with respect to the existence or the status of this Agreement, the terms and conditions contained herein or any other terms and conditions relating to the transaction contemplated hereby and the other Party’s confidential information it received due to the Agreement without the consent of the other Party unless the obligation pursuant to the request by government or R.O.C. laws, which consent shall not be unreasonably withheld.

Article 12  -   Severability

In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by applicable laws and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Article 13  -   Entire Agreement

This Agreement supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.

Article 14  -   Waiver

Any failure or delay by any Party in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power of remedy of the Parties hereto shall continue in full force and effect until such right, power or remedy is specifically waived in writing by the relevant Party.

Article 15  -   Amendment and Assignment

This Agreement shall not be amended unless with mutual consent of the Parties in writing. Each Party acknowledges and agrees that it has no right to assign all or any part of its rights and obligations under this Agreement to any third parties without the prior written consent of the other Party.

Article 16  -   Governing Law and Court of Jurisdiction

The performance and interpretation of this Agreement shall be governed by the laws of the

R.O.C. In case of any dispute arising under or in association with this Agreement, the Parties agree that the Miaoli District Court shall be the court of jurisdiction for the first instance.

Article 17  -   Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be an original and all the counterparts taken together shall constitute one and the same instrument.

[Left blank intentionally]

IN WITNESS WHEREOF, this Agreement has been made and entered into on the day and year first above written.

Seller:		Buyer:

SemiLEDs Optoelectronics Co., Ltd.		Formosa Epitaxy Incorporation

By:	/s/ Trung Tri Doan	By:	/s/ Patrick Fan

Name:	Trung Tri Doan	Name:	Patrick Fan

Title:	Chief Executive Officer	Title:	General Manager

Exhibit A

Ownership Certificate

Exhibit B

Ancillary Facilities and Extended Building

Exhibit C

Floorplan of the Building

Exhibit D